Exhibit 99.1

Analyst Contact:

Kurt Abkemeier

investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

INTELIQUENT REPORTS THIRD QUARTER RESULTS

Fifth Consecutive Quarter of Growth in Billed Minutes and 2014 Financial Estimates Revised Upward

Financial and operating highlights include:

•	Fifth consecutive quarter of growth in billed minutes with record billed minutes of use of 34.6 billion, an increase of 13.8% from 30.4 billion in the third quarter of 2013.

•	Voice revenue of $54.0 million, an increase of 7.8% from $50.1 million in the third quarter of 2013.

•	Adjusted EBITDA (a non-GAAP financial measure) of $20.0 million, an increase of 17.6% from $17.0 million in the third quarter of 2013.

•	Revised financial estimates for 2014 of $217 million to $220 million of revenue, $77 million to $79 million of adjusted EBITDA, and $10 million to $12 million of capital expenditures.

CHICAGO, October 30, 2014 – Inteliquent, Inc. (Nasdaq: IQNT), a leading provider of voice services, today announced its financial results for the third quarter of 2014.

“Results for this past quarter exceeded our expectations and we are very pleased with the sustained strong performance we have had throughout 2014,” said Ed Evans, Chief Executive Officer of Inteliquent. “We experienced another quarter of growth in billed minutes, beating our previous record by 388 million. We continue to maintain a flat cost structure as a result of our recent cost management efforts, while carrying increased minutes across our network. Furthermore, mandated pricing reductions from intercarrier compensation reform and anticipated rate decreases with several customers will have less of an impact than previously expected for the remainder of 2014. We have therefore revised our full year financial estimates.”

Third Quarter Results

Inteliquent generated voice revenue of $54.0 million in the third quarter of 2014, an increase of 7.8%, or $3.9 million, from $50.1 million of voice revenue in the third quarter of 2013. The increase related primarily to an increase in minute volumes.

Minutes of use increased 13.8% to 34.6 billion minutes in the third quarter of 2014, compared to 30.4 billion minutes in the third quarter of 2013. Average rate per minute for the third quarter of 2014 was $0.00156, a decrease of 5.5%, compared to $0.00165 for the third quarter of 2013.

Revenue from continuing operations for the third quarter of 2014 was $54.0 million, an increase of 7.1%, or $3.6 million, from $50.4 million for the third quarter of 2013. Included in revenue from continuing operations for the third quarter of 2013 is $0.3 million related to the global data business sold on April 30, 2013. Data operations for the Americas reporting unit did not meet all criteria required to receive discontinued operations accounting treatment. Excluding revenue from data operations in the Americas reporting unit for the third quarter of 2013, revenue from continuing operations increased $3.9 million in the third quarter of 2014. The increase in revenue from continuing operations is primarily related to an increase in minute volumes.

Network and facilities expense for the third quarter of 2014 was $23.0 million, an increase of 4.5%, or $1.0 million, from $22.0 million for the third quarter of 2013. The increase in network and facilities expense of $1.0 million in the third quarter of 2014 was primarily due to an increase in minute volumes.

Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $12.1 million for the third quarter of 2014, a decrease of 15.4%, or $2.2 million, from $14.3 million for the third quarter of 2013. The decrease in combined operating expenses of $2.2 million in the third quarter of 2014 was primarily due to a decrease in professional fees during the third quarter of 2014. During the third quarter of 2013, the Company incurred $2.1 million related to an internal investigation conducted by the Audit Committee of our Board of Directors.

Depreciation and amortization expense was $3.0 million for the third quarter of 2014, or 5.6% of revenue, compared to $3.3 million for the third quarter of 2013, or 6.5% of revenue. The decrease of $0.3 million in depreciation and amortization expense resulted from a lower depreciable base of assets due to less capital expenditures during the current year.

Income from continuing operations in the third quarter of 2014 was $15.9 million, compared to income from continuing operations of $10.7 million for the third quarter of 2013.

Adjusted EBITDA (a non-GAAP financial measure) from continuing operations in the third quarter of 2014 was $20.0 million, an increase of 17.6% or $3.0 million, from $17.0 million for the third quarter of 2013. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Free Cash Flow (a non-GAAP financial measure) in the third quarter of 2014 was $19.0 million, an increase of 26.7% or $4.0 million, from $15.0 million for the third quarter of 2013. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Free Cash Flow and a reconciliation to net income.

2014 Business Outlook

Taking into account actual results for the first nine months of the year and management’s current belief about revenue trends, expenses and the competitive environment, Inteliquent is revising its financial estimates for 2014. The new outlook is as follows:

•	Revenue is expected to be between $217 million and $220 million.

•	Adjusted EBITDA (a non-GAAP financial measure) is expected to be between $77 million and $79 million.

•	Capital expenditures are expected to be between $10 million and $12 million.

Conference Call & Web Cast

The third quarter conference call will be held on Thursday, October 30, 2014 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-888-299-7209 (within the United States and Canada), or 1-719-457-2083 (international callers) and entering the conference ID number: 8586212. A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 a.m. (ET) on November 29, 2014. To access the replay, dial 1-888-203-1112 (within the United States and Canada), or 1-719-457-0820 (international callers) and enter the conference ID number: 8586212.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects, and downward pricing pressure resulting from such competition; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; the risks associated with our ability to successfully develop and market new voice services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new services; the ability to develop and provide other new services; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; matters arising out of or related to the impairment charge and financial forecasting practices that were the subject of an investigation by the Company’s Audit Committee; the possibility that the Securities and Exchange Commission may disagree with the Audit Committee’s findings and may require a restatement of financial statements or additional or different remediation; the possibility of litigation or other actions related to the impairment charge and financial forecasting practices that were subject to investigation by the Audit Committee and related matters; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2013, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately eleven billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2014	2013	2014	2013
Revenue	$54,045	$50,396	$165,143	$163,133
Operating expense:
Network and facilities expense (excluding depreciation and amortization)	23,016	22,027	71,035	70,716
Operations	7,432	7,182	21,941	22,488
Sales and marketing	1,048	1,090	2,542	4,650
General and administrative	3,645	6,071	12,699	15,105
Depreciation and amortization	2,985	3,293	9,136	11,505
Loss (gain) on disposal of fixed assets	2	3	(29)	226
Loss (gain) on sale of Americas data assets	—	—	1,081	(23,171)

Total operating expense	38,128	39,666	118,405	101,519

Income from operations	15,917	10,730	46,738	61,614

Other expense (income):
Interest expense (income)	18	(1)	37	(53)
Other expense (income)	—	4	(2)	5

Total other expense (income)	18	3	35	(48)

Income from continuing operations before provision for income taxes	15,899	10,727	46,703	61,662
Provision for income taxes	6,123	4,177	18,286	8,524

Income from continuing operations	9,776	6,550	28,417	53,138
Loss from discontinued operations, net of income tax provision	—	68	—	7,102
Loss (gain) on disposal of discontinued operations	—	11	—	(783)

Net income	$9,776	$6,471	$28,417	$46,819

Earnings per share – continuing operations:
Basic	$0.30	$0.20	$0.87	$1.64
Diluted	$0.29	$0.20	$0.86	$1.63
Loss per share – discontinued operations:
Basic	$—	$—	$—	$(0.20)
Diluted	$—	$—	$—	$(0.19)
Earnings per share – net income:
Basic	$0.30	$0.20	$0.87	$1.45
Diluted	$0.29	$0.20	$0.86	$1.44
Weighted average number of shares outstanding:
Basic	33,115	32,262	32,743	32,344
Diluted	33,343	32,557	33,033	32,548
Dividends paid per share:	$0.1500	$0.0625	$0.3000	$1.3750

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$99,376	$77,004
Receivables — net of allowance of $2,238 and $900, respectively	31,300	22,200
Deferred income taxes – current	1,037	720
Prepaid expenses	3,020	2,375
Other current assets	1,591	1,977

Total current assets	136,324	104,276
Property and equipment — net	22,617	25,815
Restricted cash	345	125
Deferred income taxes – noncurrent	4,833	5,495
Other assets	1,324	1,534

Total assets	$165,443	$137,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,682	$2,176
Accrued liabilities:
Taxes payable	2,965	2,437
Circuit cost	9,058	8,987
Rent	2,046	2,071
Payroll and related items	4,603	3,079
Other	1,041	1,674

Total current liabilities	21,395	20,424

Shareholders’ equity:
Preferred stock — par value of $.001; 50,000 authorized shares; no shares issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Common stock — par value of $.001; 150,000 authorized shares; 33,118 shares and 32,215 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	33	32
Less treasury stock, at cost; 3,351 shares at September 30, 2014 and December 31, 2013	(51,668)	(51,668)
Additional paid-in capital	212,698	203,989
Accumulated deficit	(17,015)	(35,532)

Total shareholders’ equity	144,048	116,821

Total liabilities and shareholders’ equity	$165,443	$137,245

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2014	2013
Operating
Net income	$28,417	$46,819
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	9,136	12,747
Deferred income taxes	345	(1,934)
(Gain) loss on disposal of fixed assets	(29)	493
Loss (gain) on sale of Americas data assets	1,081	(23,171)
Gain on disposal of discontinued operations	—	(783)
Non-cash share-based compensation	3,268	5,169
Gain on intercompany foreign exchange transactions	—	56
Excess tax (benefit) deficiency associated with share-based payments	(896)	982
Changes in assets and liabilities:
Receivables	(9,100)	(3,636)
Other current assets	(1,340)	1,340
Other noncurrent assets	210	(147)
Accounts payable	(162)	(739)
Accrued liabilities	(138)	3,552

Net cash provided by operating activities	30,792	40,748

Investing
Purchase of equipment	(6,279)	(9,906)
Proceeds from sale of equipment	41	28
Proceeds from disposition of discontinued operations, net of transaction costs	—	9,698
Proceeds from disposition of Americas data assets, net of transaction costs	—	37,092
(Increase) decrease in restricted cash	(220)	837

Net cash (used for) provided by for investing activities	(6,458)	37,749

Financing
Proceeds from the exercise of stock options	7,728	279
Restricted shares withheld to cover employee taxes paid	(686)	(508)
Dividends paid	(9,900)	(44,145)
Payments made for repurchase of common stock	—	(1,565)
Excess tax benefit (deficiency) associated with share-based payments	896	(982)

Net cash used for financing activities	(1,962)	(46,921)

Effect of exchange rate changes on cash	—	6
Net increase in cash and cash equivalents	22,372	31,582

Cash and cash equivalents — Beginning	77,004	31,479

Cash and cash equivalents — End	$99,376	$63,061

Supplemental disclosure of cash flow information:
Cash paid for taxes	$20,053	$6,070
Supplemental disclosure of noncash flow items:
Investing activity — accrued purchases of equipment	$1,410	$1,372

The following table includes selected financial and operational metrics, sequentially, for the last five quarters.

Selected Financial and Operational Metrics

	Three Months Ended
	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30
($ in millions, except per minute figures)	2013	2013	2014	2014	2014
Total Revenue	$50.4	$48.5	$56.2	$54.9	$54.0
Adjusted EBITDA	$17.0	$18.0	$20.2	$19.5	$20.0
Total Capital Expenditures	$1.9	$2.6	$2.6	$2.7	$1.0
Free Cash Flow	$15.0	$15.4	$17.6	$16.8	$19.0
Voice Revenue	$50.1	$50.2	$56.2	$54.9	$54.0
Average Revenue per Minute	$0.00165	$0.00165	$0.00170	$0.00162	$0.00156
Minutes of Use (in millions):
Local
Local Transit Services	14,211	14,330	15,178	15,513	15,706
Switch Access (Long Distance)
Termination Services	11,662	11,306	12,539	13,161	13,878
Origination Services	4,545	4,790	5,418	5,222	5,038

Total Minutes of Use	30,418	30,426	33,135	33,896	34,622
# of Employees	140	143	149	154	155

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA” and “Free Cash Flow”, which are non-GAAP financial measures. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate: non-cash share-based compensation; as well as non-recurring amounts incurred in connection with the discontinuation of our hosted service offering, severance payments, professional and legal fees incurred in connection with the internal investigation conducted by our Audit Committee; a payment received under our insurance policy related to Hurricane Sandy; and the gain on sale of the global data business. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions, which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, amounts incurred in connection with the discontinuation of our hosted service offering, severance payments, professional and legal fees incurred in connection with the internal investigation conducted by our Audit Committee, a payment received under our insurance policy related to Hurricane Sandy, and the gain on sale of the global data business. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

Free Cash Flow is defined as Adjusted EBITDA less capital expenditures as disclosed in the Consolidated Statement of Cash Flows. Free Cash Flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base. Management believes that Free Cash Flow is a relevant metric to provide investors, as it is an indicator of the Company’s ability to generate cash that can potentially be used by the Company for capital investments, acquisitions, payment of dividends or share repurchases. There are material limitations to using Free Cash Flow to measure the Company’s performance as it excludes certain material items such as cash used to pay income taxes and dividends. Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

The following is a reconciliation of net income to EBITDA, Adjusted EBITDA and Free Cash Flow:

	Three Months Ended
	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30
($ in thousands)	2013	2013	2014	2014	2014
Net income (loss)	$6,471	$8,834	$9,193	$9,448	$9,776
Interest expense (income)	(1)	(1)	2	17	18
Provision (benefit) for income taxes	4,177	5,000	6,127	6,036	6,123
Depreciation and amortization	3,293	3,146	3,141	3,010	2,985

EBITDA	$13,940	$16,979	$18,463	$18,511	$18,902
Non-cash share-based compensation	1,239	994	1,024	1,085	1,159
Hosted services	(450)	(8)	(358)	(117)	(28)
Severance	505	15	—	—	—
Internal investigation	2,148	3	—	—	—
Insurance recovery	(423)	—	—	—	—
Loss (gain) on sale of global data business	11	(1)	1,081	—	—

Adjusted EBITDA	$16,970	$17,982	$20,210	$19,479	$20,033
Capital Expenditures	$1,924	$2,564	$2,582	$2,685	$1,012
Free Cash Flow	$15,046	$15,418	$17,628	$16,794	$19,021